Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

Signet International Holdings, Inc.

Article I

The name of this corporation is Signet International Holdings, Inc. (hereinafter, the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

Section 1. Authorized Shares. The Corporation is authorized to issue ten billion (10,000,000,000) shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and one billion (1,000,000,000) shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the DGCL. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Series A Preferred Stock.

A series of Preferred Stock of the Corporation is hereby created and designated as Series A Preferred Stock, consisting of 1,000,000,000 shares, par value $.00001 per share, which has the following preferences, powers, designations and other special rights:

1. Voting. Holders of the Series A Preferred Stock shall have ten votes per share held on all matters submitted to the shareholders of the Corporation for a vote thereon. Each share of Series A Preferred Stock shall be convertible at the option of the holder into one (1) share of Common Stock.

2. Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro-rata basis with the holders of Common Stock when and if declared by the Board of Directors of the Corporation. Dividends shall not be cumulative. No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless dividends or distributions on the Series A Preferred Stock are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

3. Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to, on a pro-rata basis with the holders of Common Stock, distributions of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders.

Article V

The Corporation is to have perpetual existence.

Article VI

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation without the assent or vote of the stockholders of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 3. The number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

Article VII

Section 1. Exculpation. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on increasing the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2. Right to Indemnification of Directors and Officers. The Corporation shall indemnify, advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered, judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees) incurred by such Indemnified Person in connection with such Proceeding (including the investigation, preparation or defense).

Section 3. Advancement of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

Section 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may, to the full extent permitted by applicable law as it presently exists or may hereafter be amended, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this Article VII; and (b) to indemnify or insure Indemnified Persons against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.

Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Article VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article IX

Except as limited by the DGCL, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.

Article X

This Amended and Restated Certificate of Incorporation may be amended as provided under Section 242 of the DGCL.

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